Exhibit (c)

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT dated as of the 21st day of August 2020, by and among Li Feilie, Feishang Group Limited and Laitan Investments Limited (collectively, the “Joint Filers”).

WHEREAS, pursuant to Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the parties hereto desire to satisfy any filing obligation under Section 13(d) of the Exchange Act by a single joint filing;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Joint Filers hereby agree and represent as follows:

1. Amendment No. 2 to the Schedule 13D with respect to the common stock, without par value, of China Natural Resources, Inc. (to which this Joint Filing Agreement is an exhibit) is filed on behalf of each of the Joint Filers.

2. Each of the Joint Filers is eligible to use Schedule 13D for the filing of the information therein contained.

3. Each of the Joint Filers is responsible for the timely filing of any Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein, provided that each such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

[Signature page follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Joint Filing Agreement to be duly executed and delivered as of the date first above written.

/s/ Li Feilie
Li Feilie

FEISHANG GROUP LIMITED

By:	/s/ Li Feilie
Name: Li Feilie
Title: Sole Director

LAITAN INVESTMENTS LIMITED

By:	/s/ Li Feilie
Name: Li Feilie
Title: Sole Director